Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-11, Amendment No2 is a part, of the report dated April 19, 2012 relative to the financial statements of American Boarding Company as of March 31, 2012 and for the period January 27, 2012 (date of inception) through March 31, 2012.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Peter Messineo, CPA

Peter Messineo, CPA

Palm Harbor Florida

August 23, 2012